SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[x] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

LADISH CO, INC.
(Name of Registrant as Specified in its Charter)

GRACE BROTHERS LTD.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which
          transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
         0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GRACE BROTHERS, LTD.
1560 SHERMAN AVENUE
EVANSTON, IL 60201

April 21, 2003


IMPORTANT INFORMATION REGARDING UPCOMING ANNUAL MEETING OF
LADISH CO., INC. SHAREHOLDERS


Dear Fellow Shareholder of Ladish Co., Inc.:

We are the largest shareholder of Ladish Co., Inc.
("Ladish") and own 3,858,973 shares of the Company's shares
(approximately 29.6%).

We are very concerned about the diminution in shareholder value and the apparent lack of action by the current board of directors to address this troubling trend. It is our opinion that the current board members, many of whom we believe were nominated by management, are not sufficiently independent of management to focus properly on the Ladish shareholders. We feel we have no recourse but to run an opposing slate of experienced professionals to serve as the board of directors

You may have recently received Proxy material from Ladish.
We urge you to refrain from voting until you have received and read the Grace Brothers proxy material that we will be sending you shortly. In our material we will explain to you in detail why we feel a new and more independent slate of directors is necessary to refocus Ladish on creation of shareholder value.

Thank you for your time and consideration. For questions or copies of the Proxy Statement, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800)
322-2885.


Thank you for your support

Sincerely,

GRACE BROTHERS, LTD



DO NOT RUSH INTO A VOTING DECISION

WE STRONGLY URGE SHAREHOLDERS NOT TO SIGN OR RETURN ANY
PROXY CARD SENT TO YOU BY LADISH
UNTIL YOU CAREFULLY CONSIDER ALL OF THE NECESSARY FACTS

Once available, copies of Grace Brothers' definitive Proxy
Statement may be obtained from the Grace Brothers' solicitation agent, MacKenzie Partners, Inc., 105 Madison
Avenue, New York, NY 10016, (800) 322-2885, or from the
Securities and Exchange Commission, at their website, www.sec.gov. Shareholders are urged to read the important information that is included in this Proxy Statement.